June 17, 2021

RE:    Specificity, Inc. Amendment for Registration Statement on Form S-1

To Whom It May Concern:

I have been retained by Specificity, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement"), on Form S-1 to be filed by the Company with the U.S. Securities and Exchange Commission relating to the resale of 865,000 shares of the common capital stock of the Company, par value $0.001 (the “Distribution Shares”) along with 900,000 shares of common capital stock of the Company to be issued upon subscription to the underlying Prospectus. You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable. In connection with the request, I have examined the following:

1.	Certificate of Incorporation of Specificity, Inc.
2.	Designations of Series A and B Preferred Stock of Specificity, Inc.;
3.	The Bylaws of Specificity, Inc.;
4.	A current shareholder listed for Specificity, Inc.;
5.	The subscription agreements and proof of payment of the selling shareholders;
6.	The Registration Statement; and
7.	Unanimous consent resolutions of the Company's Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the 865,000 issuance shares are validly issued as of June 17, 2021 and are validly issued, fully paid and non-assessable under the corporate laws of the state of Nevada and the Bylaws of the Company when resold in a manner referred to in the Registration Statement. Are Additionally, I am of the opinion that the 900,000 shares of common stock to be issued upon full subscription of the underlying Prospectus validly issued, fully paid and non-assessable under the corporate laws of the state of Nevada and the Bylaws of the Company. Further, I am of the opinion that Specificity, Inc. has approximately 43 shareholders holding 7,875,000 shares of common stock and preferred stock, validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the state Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

       The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ William Robinson Eilers______

William Robinson Eilers, Esq.